                                                                  Exhibit 12

               AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)


                                                         Nine Months Ended
                                                           September 30,
                                                        1999          1998
                                                      (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                             $251,512      $217,794
  Interest expense                                     420,079       376,116
  Implicit interest in rents                            11,258         8,314

Total earnings                                        $682,849      $602,224


Fixed charges:
  Interest expense                                    $420,079      $376,116
  Implicit interest in rents                            11,258         8,314

Total fixed charges                                   $431,337      $384,430


Ratio of earnings to fixed charges                        1.58          1.57